                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0104 /
                                                / Expires:    October 31, 2001 /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/


+--------+
| FORM 3 |     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                  Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

       MedEquity Investors, LLC
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

      Attn:  Robert W. Daly,
      36 Washington Street, Suite 170
    ----------------------------------------------------------------------------
                                   (Street)

      Wellesley Hills                 MA                          02481-1904
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)              10/25/00


3.  I.R.S. or Social Security Number of Reporting Person, if an
    entity (voluntary)
                       ---------------

4.  Issuer Name and Ticker or Trading Symbol MediChem Life Sciences, Inc. (MCLS)
                                             -----------------------------------

5.  Relationship of Reporting Persons to Issuer (Check all applicable)

    [ ] Director    [ ] Officer             [X] 10% Owner    [ ] Other
                        (give title below)                       (specify below)


--------------------------------------------------------------------------------
6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    [ ] Form filed by One Reporting Person
    [X] Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------

Common Stock           6,139,416                I               By LLC (1)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
5(b)(v).

                                                                          (Over)
                                                                 SEC 1473 (7-97)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          Amount of                     Nature of
                                      Date of Event     Issuer Name,      Title and       Securities   Ownership Form:  Indirect
Name and Address of    Designated       Requiring     Ticker or Trading   Amount of      Beneficially   Direct (D) or   Beneficial
Reporting Person      Reporter (2)      Statement          Symbol          Security          Owned      Indirect (I)     Ownership
-----------------------------------------------------------------------------------------------------------------------------------
Robert W. Daly         MedEquity       October 25,      MediChem Life       Common        6,139,416          I              (3)
Managing Member        Investors,         2000          Sciences, Inc.       Stock
MedEquity Investors,      LLC                             (MCLS)
LLC
36 Washington Street,
Suite 170
Wellesley Hills, MA
02481-1904
-----------------------------------------------------------------------------------------------------------------------------------
ChaseMedichem          MedEquity       October 25,      MediChem Life       Common        3,641,253          D              N.A.
Partners, LLC          Investors,         2000          Sciences, Inc.       Stock
Attn: Robert W. Daly      LLC                             (MCLS)
26 Washington Street
Wellesley Hills, MA
02481-1904
-----------------------------------------------------------------------------------------------------------------------------------
Peachtree Medichem     MedEquity       October 25,      MediChem Life       Common        2,115,322          D              N.A.
Partners, LLC          Investors,         2000          Sciences, Inc.       Stock
Attn: Robert W. Daly      LLC                             (MCLS)
26 Washington Street
Wellesley Hills, MA
02481-1904
-----------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1) MedEquity Investors, LLC is the Managing Member of ChaseMedichem Partners, LLC, Peachtree Medichem Partners, LLC and MedEquity Investors Partners, LLC, which in the aggregate hold 6,139,416 shares of Common Stock.

(2) The Designated Reported is executing this report on behalf of all reporting persons.

(3) Mr. Daly is the Managing Member of MedEquity Investors, LLC, which may be deemed the beneficial owner of 6,139,416 shares (see Note 1). Mr. Daly disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.


FORM 3 (continued)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              -----------------  ---------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------


                              /s/ Robert W. Daly                October 19, 2000
                              -------------------------------  -----------------
                              **Signature of Robert W. Daly,         Date
                            Manager of MedEquity Investors, LLC


    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                 SEC 1473 (7-97)